Exhibit 99.1

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE FIRST QUARTER

ENDED MARCH 31, 2022

First Quarter 2022 Highlights

●	Total revenues of $219.4 million, up 47.4% YoY
●	Operating income of $31.3 million, up 129.6% YoY; non-GAAP adjusted operating income of $34.7 million, up 154.0% YoY
●	Operating ratio of 85.7%, an improvement of 510 bps YoY; non-GAAP adjusted operating ratio of 82.3%, an improvement of 760 bps YoY
●	Diluted EPS of $1.06, up 103.8% YoY; non-GAAP adjusted diluted EPS of $1.18, up 126.9% YoY

Tontitown, Arkansas, April 19, 2022...... P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) (“the Company”) today reported net income of $23.9 million, or diluted earnings per share of $1.06 ($1.07 basic), for the quarter ended March 31, 2022. These results compare to net income of $11.9 million, or diluted and basic earnings per share of $0.52, for the quarter ended March 31, 2021. Net income and diluted earnings per share for the first quarter ended March 31, 2022, includes the negative impact of a loss estimate for a claim anticipated to settle in excess of insurance policy limits. Excluding the negative impact of this litigation charge, adjusted (non-GAAP) net income for the quarter ended March 31, 2022, was $26.5 million, or adjusted (non-GAAP) diluted earnings per share of $1.18 ($1.19 basic).

Operating revenues increased 47.4% to $219.4 million for the first quarter of 2022 compared to $148.9 million for the first quarter of 2021.

Joe Vitiritto, President of the Company, commented, “PAM had its best first quarter in our history. We experienced significant challenges through the quarter, specifically on the weather front. The challenges made us leave something on the table in the quarter. However, I am proud of how our driving associates and office associates helped us navigate these challenges and move past them. We are continuing to demonstrate the resiliency in our business and at the same time we are seeing significant growth in all our business units.”

Stock split

During the first quarter of 2022, the Company announced and completed its second 2-for-1 forward stock split in less than a year. The stock split was in the form of a 100% stock dividend and was paid on March 29, 2022, to stockholders of record on March 18, 2022. Immediately following payment of the 100% stock dividend, our outstanding common stock increased from 11,132,401 shares to 22,264,802 shares. Our current per-share results and prior Periods’ per-share results have been adjusted accordingly to reflect the impact of these additional shares.

Share Repurchase Program and Treasury Shares Retirement

During the first quarter of 2022, the Company repurchased 83,220 shares of its common stock at an average purchase price of $36.03 per share on a split-adjusted basis. These purchases were authorized under the Company’s stock repurchase program which has been extended and expanded several times since the original authorization in 2011, with the most recent reauthorization occurring in the fourth quarter of 2021. As of March 31, 2022, there remain 458,390 shares of common stock authorized for repurchase under this plan.

During the first quarter of 2022, prior to the stock split, we retired 12,268,395 shares of our treasury stock. Upon retirement of the treasury shares, we allocated the excess of the repurchase price over the par value of shares acquired to both retained earnings and paid-in capital. The portion allocated to paid-in capital was determined by applying the average paid-in capital per share, and the remaining portion was recorded to retained earnings. There was no effect on the Company’s overall equity position due to the retirement of treasury shares.

Liquidity, Capitalization, and Cash Flow

As of March 31, 2022, we had an aggregate of $178.4 million of cash, marketable equity securities, and available liquidity under our line of credit and $237.2 million of stockholders’ equity. Outstanding debt was $260.4 million as of March 31, 2022, which represents a $36.9 million increase from December 31, 2021, while net debt, defined as debt less cash and marketable equity securities, was $141.6 million as of March 31, 2022, a $24.0 million decrease from December 31, 2021.

During the first quarter of 2022, we generated $41.1 million in operating cash flow while net capital expenditures resulted in a cash outflow of $9.0 million.

Equipment

During the first quarter of 2022, we received substantially all of our remaining 2021 equipment order and also began taking delivery of equipment ordered for 2022. We anticipate that the majority of our 2022 equipment deliveries will be made in the latter half of the year and due to the fleet growth experienced during the first quarter, we will be required to keep some of our current equipment longer than originally expected. Any equipment delivery delays will result in an increase in our average fleet age; however, due to the relatively new age of our equipment fleet and remaining unexpired warranty coverage for most of our equipment, we do not expect to incur significant additional maintenance costs related to delays. The average ages of our truck and trailer fleets were 1.9 years and 5.7 years, respectively, at the end of the first quarter of 2022, compared to 1.8 years and 5.5 years, respectively, at the end of 2021.

Non-GAAP Financial Measures

In addition to our results under United States generally accepted accounting principles (GAAP), this press release also includes non-GAAP financial measures termed adjusted operating income, adjusted operating ratio, adjusted net income and adjusted diluted earnings per share. The Company defines adjusted operating income, adjusted operating ratio, adjusted net income and adjusted diluted earnings per share as GAAP operating income, GAAP operating ratio, GAAP net income and GAAP diluted earnings per share, respectively, excluding certain significant items, such as certain litigation-related charges, and any tax impact associated with such items. Management believes that reporting adjusted operating income, adjusted operating ratio, adjusted net income and adjusted diluted earnings per share more clearly reflects the Company’s current operating results and provides investors with a better understanding of the Company’s overall financial performance. Management also believes that adjusted operating ratio is more representative of our operations when excluding the volatility of fuel prices, which we cannot control. In addition, the adjusted results, although not a financial measure under GAAP, may facilitate the ability to analyze the Company’s financial results in relation to those of its competitors and to the Company’s prior financial performance by excluding items which otherwise would distort the comparison. However, because not all companies use identical calculations, the Company's presentation of adjusted results may not be comparable to similarly titled measures of other companies. Adjusted operating income, adjusted operating ratio, adjusted net income and adjusted diluted earnings per share are not recognized terms under GAAP, do not purport to be alternatives to, and should be considered in addition to, and not as a substitute for or superior to, operating income, operating ratio, net income and diluted earnings per share, respectively, as defined under GAAP.

Pursuant to the requirements of Regulation G, we have provided a tabular reconciliation of GAAP operating income to adjusted operating income and adjusted operating ratio, GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share in this press release.

About P.A.M. Transportation Services, Inc.

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results, prospects, plans or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, ongoing and potential future economic, business and operational disruptions and uncertainties due to the COVID-19 pandemic or other public health crises; excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of pending or future litigation; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, tariffs, import/export, trade and immigration regulations or policies; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether due to new information, future events or otherwise. Considering these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)

	Quarter ended March 31,
	2022	2021
	(in thousands, except per share amounts)

Revenue, before fuel surcharge	$196,089	$135,141
Fuel surcharge	23,359	13,717
Operating revenue	219,448	148,858

Operating expenses and costs:
Salaries, wages and benefits	39,275	33,395
Operating supplies and expenses	31,647	23,555
Rent and purchased transportation	91,376	58,013
Depreciation	14,877	14,352
Insurance and claims	6,863	3,247
Other	4,213	2,726
Gain on disposition of equipment	(147)	(84)
Total operating expenses and costs	188,104	135,204

Operating income	31,344	13,654

Interest expense	(1,667)	(2,279)
Non-operating income	1,929	4,699

Income before income taxes	31,606	16,074
Income tax expense	7,664	4,125

Net income	$23,942	$11,949

Diluted earnings per share	$1.06	$0.52

Average shares outstanding – Diluted	22,483	23,004

	Quarter ended March 31,
Truckload Operations	2022	2021
Total miles	45,256	47,067
Operating ratio (1)	81.40%	90.10%
Empty miles factor	9.16%	8.08%
Revenue per total mile, before fuel surcharge	$2.76	$1.92
Total loads	91,555	90,097
Revenue per truck per work day	$947	$710
Revenue per truck per week	$4,736	$3,550
Average company-driver trucks	1,675	1,652
Average owner operator trucks	388	368

Logistics Operations
Total revenue (in thousands)	$71,111	$44,783
Operating ratio	88.61%	89.49%

P.A.M. Transportation Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
	2022	2021
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$77,903	$18,509
Trade accounts receivable, net	137,899	121,854
Other receivables	5,347	7,092
Inventories	1,954	1,456
Prepaid expenses and deposits	10,490	10,962
Marketable equity securities	40,821	39,424
Income taxes refundable	-	277
Total current assets	274,414	199,574

Property and equipment	600,779	585,303
Less: accumulated depreciation	214,990	201,124
Total property and equipment, net	385,789	384,179

Other non-current assets	3,477	3,628
Total Assets	$663,680	$587,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,631	$43,381
Accrued expenses and other liabilities	19,711	14,114
Income taxes payable	7,471	4,364
Current portion of long-term debt	52,998	49,544
Total current liabilities	128,811	111,403

Long-term debt, net of current portion	206,496	172,733
Deferred income taxes	90,841	86,715
Other long-term liabilities	343	420
Total liabilities	426,491	371,271

STOCKHOLDERS’ EQUITY
Common stock	223	234
Additional paid-in capital	40,209	84,472
Treasury stock, at cost	-	(169,946)
Retained earnings	196,757	301,350
Total stockholders’ equity	237,189	216,110
Total liabilities and stockholders’ equity	$663,680	$587,381

P.A.M. Transportation Services, Inc. and Subsidiaries Reconciliation of GAAP Measures to Non-GAAP Amounts (unaudited) Adjusted Operating Income and Adjusted Operating Ratio

	Quarter ended March 31,
	2022	2021
	(Dollars in thousands)
GAAP Presentation
Total operating revenue	$219,448	$148,858
Total operating expenses	(188,104)	(135,204)
Operating income	$31,344	$13,654
Operating ratio	85.7%	90.8%

Non-GAAP Presentation
Total operating revenue	$219,448	$148,858
Fuel surcharge	(23,359)	(13,717)
Revenue, excluding fuel surcharge	196,089	135,141

Total operating expenses	188,104	135,204
Less: fuel surcharge	(23,359)	(13,717)
Less: specific legal reserve increase	(3,335)	-
Adjusted operating expenses	161,410	121,487
Adjusted Operating income	$34,679	$13,654
Adjusted Operating ratio	82.3%	89.9%

P.A.M. Transportation Services, Inc. and Subsidiaries Reconciliation of GAAP Measures to Non-GAAP Amounts (unaudited) Reconciliation of Net Income to Adjusted Net Income

	Quarter ended March 31,
	2022	2021
	(in thousands)

Net income (GAAP)	$23,942	$11,949

Additions:
Specific legal reserve increase	3,335	-

Reductions:
Tax benefit of specific legal reserve increase (2)	(809)	-

Adjusted Net income (non-GAAP)	$26,468	$11,949

P.A.M. Transportation Services, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Amounts (unaudited)

Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

	Quarter ended March 31,
	2022	2021

Diluted earnings per share (GAAP)	$1.06	$0.52

Additions:
Specific legal reserve increase	0.15	-

Reductions:
Tax benefit of specific legal reserve increase (2)	(0.03)	-

Adjusted Diluted earnings per share (non-GAAP)	$1.18	$0.52

1)

The Truckload Operations operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

2)	The tax benefit is calculated using the effective tax rates for each respective period prior to any adjustments for non-GAAP amounts.

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111